Exhibit 10.3

EAGLE MATERIALS INC.

CONCRETE AND AGGREGATES COMPANIES

SALARIED INCENTIVE COMPENSATION PROGRAM

FOR FISCAL YEAR 2011

1.	Purpose

The purpose of the Eagle Materials Inc. Concrete and Aggregates Companies Salaried Incentive Compensation Program for Fiscal Year 2011 (the “Plan”) is to establish an incentive bonus program which: (i) focuses on the performance of each Concrete and Aggregates company as well as individual performance; and (ii) aligns the interest of participants with those of the shareholders of Eagle Materials Inc. (“Eagle”). The Plan is adopted by the Compensation Committee of the Board of Directors of Eagle (the “Committee”) under the structure of Eagle Materials Inc. Incentive Plan, as amended, (the “Incentive Plan”) and is subject to all the terms and conditions of such Incentive Plan, including, without limitation the limits set forth in Section 8 of the Incentive Plan. The Plan shall be in effect for the fiscal year ending March 31, 2011.

2.	Bonus Pool

To insure reasonableness and affordability the available funds for bonus payments are determined as a percent of earnings of the concrete and aggregates companies of Eagle. The actual percentage may vary from year to year.

For Fiscal Year 2011, the bonus pool for each concrete and aggregates company shall be equal to 2.25% of each company’s operating earnings.

Participants must be employed at fiscal year-end to be eligible for any bonus award. Awards may be adjusted for partial year participation for participants added during a year.

The Committee hereby delegates to the CEO of Eagle all its duties and authorities to grant awards under the Plan except that the Committee shall retain all authority with respect to awards to the Eagle EVP-Concrete and Aggregates.

3.	Eligibility

The Eagle EVP-Cement/Aggregates and Concrete, the subsidiary concrete/aggregates company Presidents, V.P. Sales and Plant Managers will be in the Plan. Additional participants who have management responsibilities or are in a professional capacity that can measurably impact earnings may be recommended by subsidiary company presidents subject to the approval of the Eagle EVP-Cement/Aggregates and Concrete and Eagle CEO. The addition of new Plan participants will not affect the total pool available but will in effect dilute the potential bonuses of the original participants.

A participant must be an exempt salaried manager or professional. No hourly or non-exempt employee may participate. Participants in this Plan may not participate in any other company incentive plan with monetary awards, except for the Concrete and Aggregates Companies’ Long-Term Compensation Program, the Eagle Materials Long-Term Compensation Program and the Eagle Materials Special Situation Program.

4.	Allocation of Pool

The Eagle EVP-Cement/Aggregates and Concrete will be eligible for 20% – 25% of the total of all subsidiary concrete/aggregates pools which percentage shall be recommended by the CEO and shall be approved by the Committee. The subsidiary concrete/aggregates company Presidents will each be eligible for 20% – 40% of the pool funded from their respective subsidiary company which percentage shall be recommended by the Eagle EVP-Cement/Aggregates and Concrete and approved by the Eagle CEO. The subsidiary concrete/aggregates company Presidents will recommend the distribution of the remainder of their subsidiary company pool. For each participant, the maximum annual bonus award opportunity is represented by the percentage of the applicable pool assigned to such participant. The participants in the Plan and their percentage of the applicable pool will require approval of the Eagle EVP-Cement/Aggregates and Concrete and Eagle CEO (except for the Eagle EVP-Cement/Aggregates and Concrete and his percentage which shall be approved by the Committee) at the beginning of the fiscal year for which the bonus is being earned.

The subsidiary concrete/aggregates company President’s bonus opportunity shall be 50% specific, objective goals and 50% discretionary taking into consideration overall job performance and compliance with Eagle Policies and Code of Ethics. All participants in the Plan must have the ability to significantly affect the performance of the subsidiary company by achieving measurable, quantifiable, objectives. The subsidiary company Presidents will determine the objective and discretionary balance of bonus opportunities for the other participants in their companies subject to approval by the Eagle EVP-Cement/Aggregates and Concrete and the Eagle CEO.

5.	Objective Criteria

At the beginning of the fiscal year goals and objectives shall be established for each participant.

Objective setting is essential to an effective incentive compensation plan and should be measurable and focus on areas that have meaningful impact on our operational performance. Having selected objectives, it is also important to establish a reference point for that objective which indicates expected performance.

In addition to consideration of the budget plan as a reference, we will consider historic performance of a facility, equipment design standards, industry standards, comparable values from other companies or like situations and any other qualified source or established reference points or basis for determining performance.

To illustrate the need for the selection of an objective, the reference point and how performance deviation from the reference is judged, let’s look at safety as an example. Let’s suppose a company plans 0 lost time accidents, which is reasonable to plan. If they have 1 lost time accidents, is the performance a total failure, poor, fair or reasonable? If they have 2 lost time accidents, is the performance unacceptable, poor, fair or reasonable? From this information it would be difficult to assess their overall safety performance. We could give consideration to the number of incidents requiring doctor’s treatment. We could include an evaluation of worker’s compensation claims or dollars spent. As an alternative to these, we could use industry statistics available from an authoritative source such as MSHA or OSHA which show accident frequency and severity ratio for comparable facilities. We could establish a mean or average as our reference point, based on accident frequency and severity, and agree to a bonus adjustment according to our percentile ranking with comparable industry.

Because our basic products are commodities the level of prices in a given market area are established by supply and demand over which local management has little control. Through price leadership, local management can affect prices in a small range around supply-demand equilibrium. Accordingly, one of the performance criteria might still be pricing but this does not indicate that an overall bad or good market is itself a performance indicator of local management. For bonus purposes, they should neither be penalized nor rewarded for the general economic conditions.

Fixed assets is another area over which local management exercises limited control. Each manager basically has to work with the fixed assets he is assigned. Local management can exercise considerable control over current assets such as receivable and inventory but, as a heavily capitalized industry with limited transportability, local management essentially has to do the best they can with the PP&E they are assigned.

Typical examples for consideration:

•	Sales

•	Volumes – cubic yards, tons

•	Price – cubic yards, tons

•	Costs

•	Per yard of dry materials

•	Per ton of aggregates (produced)

•	Maintenance per cubic yard

•	Delivery per cubic yard

•	Gross margins

•	Accuracy of monthly reprojections

•	Safety

•	Housekeeping & Appearance Production - Efficiency

•	Concrete yards per truck

•	Concrete yards per batch plant

•	% utilization of dry/wet plants

•	Productivity

•	Man hours per concrete yard - plant

•	Man hours per concrete yard - delivery

•	Aggregates - TPH

•	Overhead Cost

•	T & E

•	Bad debt expense

•	Working capital -

•	Receivables - stated as DSO

•	Inventory R&O, raw materials, fuel, payables or process

•	Quality - Uniformity, specific product application

•	Long-term planning

•	Reserves

•	Environmental compliance

•	Maintenance - protection of assets

•	Personnel

•	Organization

•	Training

•	Union relations

•	Other profits

•	Associated business lines

•	Sale of surplus assets

•	Lease or rental income

6.	Measuring Performance

At the close of the fiscal year each subsidiary concrete/aggregates company President will review the overall performance of each participant in such subsidiary and each such participant’s achievement of the goals and objectives submitted at the beginning of the fiscal year and recommend to the Eagle EVP-Cement/Aggregates and Concrete distribution of the pool to the participants (in such subsidiary). Distribution of the pool to participants other than the Eagle EVP-Concrete and Aggregates requires approval of the Eagle CEO. Distribution of any portion of the pool to the Eagle EVP-Cement/Aggregates and Concrete requires the recommendation of the Eagle CEO and the approval of the Committee.

Any portion of the Company Operating Pool not paid out (unearned) or forfeited will be added to the Special Situation Program (the “SSP”) at Corporate.

7.	No Employment Guaranteed

No provision of this Plan hereunder shall confer any right upon any participant to continued employment.

8.	Governing Law

This Plan and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.

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